SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 20, 2009

NOVATEL WIRELESS, INC.

(Exact name of Registrant as specified in its charter)

COMMISSION FILE: 000-31659

DELAWARE	86-0824673
(State or other jurisdiction or incorporation or organization)	(I.R.S. Employer Identification No.)

9645 Scranton Road, Suite 205

San Diego, CA 92121

(Address of principal executive offices)

Registrant’s telephone number, including area code: (858) 812-3400

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On July 20, 2009, the Compensation Committee (the “Committee”) of the Board of Directors of Novatel Wireless, Inc. (the “Company”) adopted a bonus plan applicable to the Company’s executive officers for the fiscal year ending December 31, 2009. Under the terms of the plan, each participant is eligible to receive a discretionary cash bonus from the Company in a dollar amount equal to a percentage of his or her annual base salary in effect as of the end of 2009 based on the achievement of a Company-wide EBITDA target and other individual performance targets. The target awards for the 2009 fiscal year, as a percentage of base salary, are 100% for the Company’s Chief Executive Officer and 50% for all other participants. All bonuses are expected to be determined and paid following the end of the Company’s 2009 fiscal year. In approving awards under the plan, the Committee may also use its discretion to increase or decrease the amounts that otherwise would be payable based upon Company and individual performance.

The foregoing summary of the plan is qualified in its entirety by reference to the full text of the plan, which is filed as Exhibit 10.1 to this report and incorporated herein by reference.

ITEM 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Novatel Wireless, Inc. Senior Management Incentive Plan for Fiscal Year 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

Novatel Wireless, Inc.

Date: July 24, 2009	By:	/s/ Catherine F. Ratcliffe
Catherine F. Ratcliffe
Senior Vice President of Business Affairs & General Counsel and Corporate Secretary